Exhibit 99.1
3rd Quarter Earnings Top Previous Record at Annapolis Bancorp

    ANNAPOLIS, Md.--(BUSINESS WIRE)--Oct. 31, 2003--Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, today announced net income of $438,000 ($0.15 per basic share and $0.14 per diluted share) for the 3rd quarter of 2003, surpassing a previous record for quarterly earnings set in the 4th quarter of 2002.
    Compared to the 3rd quarter of last year, net income rose by $15,000 or 3.5%. Net income through the first nine months of 2003 totaled $1,164,000 ($0.39 per basic share and $0.38 per diluted share), up 45.9% from $798,000 ($0.27 per basic share and $0.26 per diluted share) in the same period of 2002.
    "Despite continued pressure on our net interest margin and a deceleration in the pace of recent growth that was inevitable, we still managed to post record earnings for the quarter," said Chairman and CEO Richard M. Lerner.
    Noninterest income has been a major component of the Bank's improved profitability, and that trend continued in the 3rd quarter. Demand deposit account service charges were up by 57.7% compared to the 3rd quarter of last year due to growth in the number of accounts and a new fee structure implemented in June. Fees earned on brokered mortgage loans improved by 53.1% as the boom in the refinancing market continued through much of the 3rd quarter.
    With interest rates continuing to hover at record low levels, the bank's net interest margin contracted to 3.75% in the 3rd quarter from 4.27% in the corresponding period of 2002. Net interest income improved by $80,000 or 4.1%, however, as higher interest-earning asset balances more than compensated for the compressed net interest margin.
    Average interest-earning assets in the third quarter of 2003 were $213.4 million compared to $180.0 million in the same period of 2002. As a result, total interest income for the three months ended September 30, 2003 increased slightly by $14,000 or 0.5% over the same period last year despite a significantly lower yield on interest-earning assets (5.33% vs. 6.29%).
    The bank's cost of interest-bearing liabilities dropped as well, although not as steeply, to 1.85% from 2.37% in the third quarter of 2002. Total interest expense fell by $66,000 or 7.2% for the quarter, even though average interest-bearing liabilities for the period increased by 19.0% to $182.0 million from $153.0 million in the 3rd quarter of last year.
    Total assets at September 30, 2003 amounted to $231.3 million, up $31.2 million from year-end 2002 but down $7.2 million from June 30, 2003. After an influx of deposits in the first half of this year, the bank invested its excess liquidity primarily in federal funds sold. At the end of the 2nd quarter, overnight investment balances totaled $27.2 million and carried a yield of less than 1.00%.
    With the Bank's overall cost of funds at 1.57% in the 3rd quarter, management took steps to relieve some of this excess liquidity and the negative spread associated with it. Deposit pricing was adjusted to allow for some run-off, and approximately $10.6 million of overnight investments was shifted into higher-yielding investment securities. By September 30, 2003, federal funds sold had been reduced to $10.5 million and total deposits declined by $5.9 million.
    Loan balances fell by $0.6 million in the 3rd quarter, with payoffs from unusually high refinancing activity and slackened summertime demand offsetting new loans booked in the period. In addition, several real estate loan closings scheduled for the end of September were delayed as a result of the need to reinspect the properties after Hurricane Isabel. Total gross loans at September 30, 2003 amounted to $154.4 million compared to $147.3 million at December 31, 2002.
    "While net loan growth was essentially flat in the 3rd quarter, thus far we believe there is evidence of renewed demand in the current period," Lerner said. "In fact, total loan balances have already increased by $7.9 million since September 30, 2003."
    At the end of the 3rd quarter, total stockholders' equity amounted to $16.0 million, up 6.0% from $15.1 million at December 31, 2002. Book value per share at September 30, 2003 was $5.31.
    Net recoveries in the 3rd quarter of $6,900 once again precluded the need to record a provision for credit losses. The allowance for credit losses at September 30, 2003 stood at $1,612,000 (1.04% of total gross loans) and provided greater than 7:1 coverage of nonperforming assets of $216,000 (0.14% of total gross loans).
    Noninterest income grew at a double-digit rate for the tenth consecutive quarter, up $124,000 or 27.1% compared to the 3rd quarter of 2002. Noninterest expense for the period rose by $168,000 or 9.6% compared to the same quarter last year, driven by a $156,000 or 16.6% increase in compensation expense which reflected staff additions in financial analysis and business development as well as general merit increases.
    For the nine months ended September 30, 2003, total interest income increased by $473,000 or 5.9% compared to the same period in 2002. Total interest expense decreased by $98,000 or 3.7%, resulting in a $571,000 or 10.6% improvement in net interest income before a provision for credit losses of $25,000. Noninterest income rose by $418,000 or 36.8% and noninterest expense was up $374,000 or 7.0%.

    BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through six community banking offices located in Anne Arundel and Queen Anne's Counties in Maryland. The bank's headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Annapolis Mall.

    Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.



               Annapolis Bancorp, Inc. and Subsidiaries
                      Consolidated Balance Sheets
            as of September 30, 2003 and December 31, 2002
                                ($000)

                                             (Unaudited)   (Audited)
                                            September 30, December 31,
                                                 2003         2002
                                            ------------- ------------
Assets
  Cash and due                                 $    9,294  $    6,725
  Federal funds sold                               10,497      15,529
  Investments                                      46,437      20,207
  Loans, net of allowance                         152,779     145,735
  Acc int rec                                         880         732
  Def inc taxes                                       528         363
  Premises and equip                                6,934       7,114
  Investment in BOLI                                3,326       3,223
  Other assets                                        616         488
                                               ----------  ----------
    Total Assets                               $  231,291  $  200,116
                                               ==========  ==========

Liabilities and
Stockholders' Equity
  Deposits
  Noninterest bearing                          $   34,816  $   29,534
  Interest bearing                                153,673     134,455
                                               ----------  ----------
    Total deposits                                188,489     163,989
  Sec under agree
    to repurchase                                  10,861      10,500
  Other borrowed funds                             10,000      10,000
  Junior subordinated debentures                    5,000           -
  Acc int & acc exp                                   926         549
                                               ----------  ----------
    Total Liabilities                             215,276     185,038

Stockholders' Equity
  Common stock                                         30          30
  Paid in capital                                  12,889      12,859
  Retained Earnings                                 3,194       2,030
  Comprehensive income                                (98)        159
                                               ----------  ----------
    Total Equity                                   16,015      15,078
                                               ----------  ----------
    Total Liabilities and Equity               $  231,291  $  200,116
                                               ==========  ==========




               Annapolis Bancorp, Inc. and Subsidiaries
                   Consolidated Statements of Income
for the Three and Nine Month Periods Ended September 30, 2003 and 2002
                              (Unaudited)
                 (In thousands, except Per Share data)

                        For the three months     For the nine months
                         ended September 30,     ended September 30,
                       ----------------------- -----------------------
                           2003        2002        2003        2002
                        ----------  ----------  ----------  ----------

Interest Income
  Loans                $    2,451  $    2,494  $    7,510  $    6,960
  Investments                 367         290         849         946
  Federal funds sold           49          69         171         151
                       ----------  ----------  ----------  ----------
    Total int inc           2,867       2,853       8,530       8,057

Interest expense
  Deposits                    634         740       1,946       2,279
  Sec sold under
    agree to repurch           47          59         147         176
  Borrowed funds              115         115         341         190
  Junior debentures            52           -         113           -
                       ----------  ----------  ----------  ----------
    Total int exp             848         914       2,547       2,645
      Net int inc           2,019       1,939       5,983       5,412

  Provision                     -           -          25           -
                       ----------  ----------  ----------  ----------

  Net int inc after
   prov                     2,019       1,939       5,958       5,412

NonInterest Income
  Service charges             349         253         846         654
  Mortgage banking            124          81         373         184
  Other fee income            108         123         334         297
                       ----------  ----------  ----------  ----------
    Total nonint inc          581         457       1,553       1,135

NonInterest Expense
  Personnel                 1,093         937       3,185       2,867
  Occ and equip               260         253         746         396
  Data processing exp         213         194         625         151
  Other operating exp         357         371       1,153       1,921
                       ----------  ----------  ----------  ----------
    Total Nonint Exp        1,923       1,755       5,709       5,335

Income before taxes           677         641       1,802       1,212
Income tax expense            239         218         638         414
                       ----------  ----------  ----------  ----------
Net income             $      438  $      423  $    1,164  $      798
                       ======================  ==========  ==========


Basic EPS              $     0.15  $     0.14  $     0.39  $     0.27
                       ==========  ==========  ==========  ==========
Diluted EPS            $     0.14  $     0.14  $     0.38  $     0.26
                       ==========  ==========  ==========  ==========
Book value per share   $     5.31  $     4.86  $     5.31  $     4.86
                       ==========  ==========  ==========  ==========
Avg fully diluted
 shares                 3,059,464   3,023,295   3,053,428   3,018,507
                       ==========  ==========  ==========  ==========

Return on Avg Assets         0.74%       0.86%       0.70%       0.59%
Return on Avg Equity        10.92%      11.59%       9.94%       7.53%
Net interest margin          3.75%       4.27%       3.95%       4.32%

Allow for credit
 losses to loans             1.04%       1.07%       1.04%       1.07%
Nonperforming to gross
 loans                       0.14%       0.13%       0.14%       0.13%
Net charge-offs to avg
 loans                       0.00%       0.02%      (0.01%)      0.02%

    CONTACT: Annapolis Bancorp, Inc.
             Richard M. Lerner, 410-224-4455